Exhibit 99.1

Release: August 19, 2025 3:15 pm CT

Media Contact: Sara Bonney, 515-878-0835, bonney.sara@principal.com

Deanna Strable Elected Principal® Board Chair

(Des Moines, Iowa) - Principal Financial Group® (Nasdaq: PFG) today announced that Deanna Strable, president and chief executive officer, has been elected chair of the board by the company’s board of directors, effective September 2, 2025. Strable succeeds Dan Houston, who will conclude his service on the board of directors after serving as chair since 2016. Houston served as president and CEO of Principal through January 7, 2025, and held many impactful leadership positions during his 40 years with the company.

"We are grateful for Dan’s leadership and dedication which have advanced Principal and helped our customers build strong financial futures,” says Strable. “I look forward to building upon our foundation of innovation, inclusion, and service to meet our customers’ needs while driving growth and shareholder value.”

"Dan Houston's remarkable 40-year legacy has been instrumental in Principal's growth and success," says Scott Mills, independent lead director of the Principal board of directors. "The board has full confidence in Deanna Strable’s proven leadership to accelerate the company’s future growth while continuing to deliver exceptional value to customers and strong returns for shareholders.”

“It has been my honor to lead Principal and its global employee community for the past decade. With Deanna’s exceptional leadership, instrumental in shaping and executing our ambitious growth strategy, Principal is well-positioned for the future through integrated capabilities which create distinct competitive advantages across high-value markets” says Houston.

Strable Background

Strable joined Principal in 1990 as an actuarial assistant and held many leadership positions as she progressed in the organization. For more than two decades she has been instrumental in leading business strategy and operations, holding senior management roles as Principal has gone through significant growth and transformation. She helped build the company’s Benefits and Protection business, becoming the first leader of its specialty benefits division before spearheading the integration with the life insurance business. She was named president of Benefits & Protection in 2015. Strable then served as chief financial officer from 2017-2024, when she was named president and chief operating officer. She assumed her current role as president and chief executive officer in January 2025.

Strable is a member of the board of directors for Elevance Health, Inc., and Simpson College. Strable received her bachelor's degree from Northwestern University in Evanston, Illinois. She is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

About Principal Financial Group

Principal Financial Group® (Nasdaq: PFG) is a global financial company with approximately 20,000 employees1 passionate about improving the wealth and well-being of people and businesses. In business for 146 years, we’re helping over 70 million customers1 plan, insure, invest, and retire, while working to support the communities where we do business and building an inclusive workforce. Principal® is proud to be recognized as one of the 2025 World’s Most Ethical Companies2 and named as a Best Places to Work in Money Management3. Learn more about Principal and our commitment to building a better future at principal.com.

1 As of June 30, 2025

2 Ethisphere, 2025

3 Pensions & Investments, 2024

###